As filed with the Securities and Exchange Commission on July 28, 2005
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1978822 (I.R.S. Employer Identification No.)

10700 Bren Road West Minnetonka, Minnesota (Address of Principal Executive Offices)	55343 (Zip Code)

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Martin J. Emerson
President and Chief Executive Officer
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
10700 Bren Road West
Minnetonka, MN 55343
(952) 930-6000
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to	Amount to be	Proposed maximum	Proposed maximum	Amount of
be registered;	registered (1)	offering price per unit (2)	aggregate offering price (2)	registration fee
Voting Common Stock par value $0.01 per share	400,000	$21.85	$8,740,000	$1,028.70

(1)	Represents the increase in the total number of shares reserved for issuance under the Employee Stock Purchase Plan. An aggregate of 600,000 shares has been previously registered under a registration statement on Form S-8 (SEC File No. 333-43536), with respect to the 2000 Equity Incentive Plan and the Employee Stock Purchase Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also includes an indeterminate number of additional shares as may be issued as a result of anti-dilution provisions contained in the Employee Stock Purchase Plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average between the high and low sales prices of the registrant’s common stock on July 21, 2005 on the Nasdaq National Market, as reported by Nasdaq.

Part II
Item 8. Exhibits.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS
Opinion/Consent of Oppenheimer Wolff & Donnelly LLP
Consent of Ernst & Young LLP

STATEMENT UNDER GENERAL INSTRUCTION E —
REGISTRATION OF ADDITIONAL SHARES
Explanatory Note
The registrant, American Medical Systems Holdings, Inc. (the “Company”), previously filed: a registration statement on Form S-8 with the Securities and Exchange Commission (SEC File No. 333-43536) in connection with the registration of an aggregate of 8,023,500* shares of the Company’s voting common stock, $0.01 par value per share, to be issued under the Company’s Employee Stock Purchase Plan and 2000 Equity Incentive Plan.
Pursuant to General Instruction E of Form S-8, this registration statement is filed by the Company solely to register an additional 400,000 shares of voting common stock reserved for issuance under the Company’s Employee Stock Purchase Plan. This increase was approved by the Company’s Board of Directors on March 29, 2005, subject to approval by the Company’s stockholders. On May 5, 2005, the Company’s stockholders approved the increase in the number of shares reserved for issuance under the Employee Stock Purchase Plan. Pursuant to General Instruction E, the contents of the Company’s previously filed registration statement on Form S-8 (SEC File No. 333-43536), all annual and periodic reports that the Company filed, or will file, after the effective date of such prior registration statement or this registration statement to maintain current information about the Company, are hereby incorporated by reference into this registration statement pursuant to General instruction E of Form S-8.
[*Note: On March 21, 2005, the Company affected a two-for-one stock split in the form of a 100% stock dividend. All share and per share numbers are hereby deemed to be adjusted accordingly to reflect this split.]
Part II
INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit No.
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (filed herewith electronically).

23.1	Consent of Ernst & Young LLP (filed herewith electronically).

23.4	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on July 28, 2005.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
By:	/s/ Martin J. Emerson
Martin J. Emerson
President and Chief Executive Officer

By:	/s/ Carmen L. Diersen
Carmen Diersen
Executive Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Martin J. Emerson and Carmen Diersen, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on July 28, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ Martin J. Emerson Martin J. Emerson	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Carmen L. Diersen Carmen Diersen	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
/s/ Douglas W. Kohrs Douglas W. Kohrs	Chairman of the Board
/s/ Richard B. Emmitt Richard B. Emmitt	Director
/s/ Christopher H. Porter, Ph.D. Christopher H. Porter, Ph. D.	Director
/s/ Albert Jay Graf Albert Jay Graf	Director
/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Director
/s/ Thomas Timbie Thomas Timbie	Director

INDEX TO EXHIBITS

No.	Item	Method of Filing
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith electronically.

23.1	Consent of Ernst & Young LLP.	Filed herewith electronically.

23.4	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1.

24.1	Power of Attorney.	Included on the signature page to this Registration Statement

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